EXHIBIT 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
Synergetics USA, Inc. Announces Record Revenue and Record Net Income in the Third
Quarter of Fiscal 2006
     O’FALLON, MO, June 12, 2006 — Synergetics USA, Inc. (NASDAQ: SURG) announced revenues and earnings for its third quarter of fiscal 2006 ended April 30, 2006.
     On September 21, 2005, Synergetics, Inc. (“Synergetics Missouri”), a privately held Missouri corporation, reverse merged with Valley Forge Scientific Corp. (“Valley Forge”). Subsequently, Valley Forge changed its name to Synergetics USA, Inc. (the “Company” or “Synergetics”). Synergetics Missouri was deemed the acquirer and Valley Forge’s assets acquired and liabilities assumed were recorded at fair market value. The financial results of Valley Forge and the shares issued in the reverse merger have been fully included for the third quarter and have been included from September 22, 2005, through April 30, 2006 for the nine month period ended April 30, 2006.
     Synergetics is pleased to report record sales of $10.4 million and record profits of $1.1 million for its fiscal third quarter ended April 30, 2006. The calculated increase in sales is an 81.7 percent increase over the sales of Synergetics Missouri for the third quarter of fiscal 2005. This percentage increase includes the current quarter sales of approximately $2.6 million from bipolar electrosurgical generators, pain control generators, BiDent™ generators, disposables sales, and royalties from the former Valley Forge. Excluding the former Valley Forge sales, net sales from Synergetics Missouri grew 35.8 percent. The sales of $10.4 million represent a 38.1 percent increase over the previous year’s combined sales for Synergetics Missouri and Valley Forge.
     Synergetics reports an operating income of $1.9 million for the third quarter of fiscal 2006 as compared to an operating income for Synergetics Missouri of approximately $711,000 for the third quarter of fiscal 2005. Net income for third quarter of fiscal 2006 was approximately $1.1 million, or $0.05 per basic and diluted share, as compared to net income for Synergetics Missouri of approximately $387,000, or $0.11 per basic and diluted share, for the third quarter of fiscal 2005. Net income for Valley Forge was $70,000 for the quarter ended March 31, 2005. The decrease in earnings per share is due to the increased share base resulting from the reverse merger with Valley Forge. If Synergetics Missouri’s share base had been restated utilizing the 4.59 conversion ratio agreed to in the merger agreement, then Synergetics Missouri would have earned $0.02 per basic and diluted share for the third quarter of fiscal 2005. Weighted-average shares outstanding increased from 3.4 million to 24.1 million.
     During the nine months ended April 30, 2006, sales were $27.5 million as compared with sales for Synergetics Missouri of $16.1 million for the nine months ended April 29, 2005. The calculated increase in sales is a 70.9 percent increase over the sales of Synergetics Missouri for the nine months ended April 29, 2005. This percentage increase includes the period from September 22, 2005 through April 30, 2006 with sales of approximately $5.6 million from bipolar electrosurgical generators, pain control generators, BiDentTM generators, disposables sales and royalties from Valley Forge for the period September 22, 2005 to April 30, 2006. Excluding the former Valley Forge sales, net sales from Synergetics Missouri grew 36.0 percent. The sales of $27.5 million represent a 34.3 percent increase over the previous year’s combined sales for Synergetics Missouri and Valley Forge.
     Synergetics reports an operating income of approximately $4.1 million for the nine months ended April 30, 2006 as compared to operating income for Synergetics Missouri of approximately $2.1 million for the nine months ended April 29, 2005. Net income for the nine months ended April 30, 2006 was approximately $2.5 million or $0.13 per basic and diluted share, as compared to net income for Synergetics Missouri of approximately $1.2 million, or $0.35 per basic and diluted share, for the nine months ended April 29, 2005. The decrease in earnings per share from the Synergetics Missouri earnings per share is due to the increased share base resulting from the reverse merger with Valley Forge. If Synergetics Missouri’s share base had been restated utilizing the 4.59 conversion ratio agreed to in the merger agreement, then Synergetics Missouri would have earned $0.08 per basic and diluted share for the nine months ended April 29, 2005. Weighted-average shares outstanding increased from 3.4 million to 19.5 million.
     “I am pleased to report strong growth rates across all product lines, ” said Gregg D. Scheller, Chief Executive Officer and President of Synergetics. “Synergetics’ organic growth of 35.8 percent for the quarter and 36.0 percent for the first nine months of fiscal 2006 as well as our international growth rate of 44.6 percent is tremendous. Our organic research and development expenditures increased 35.4 percent and were primarily directed towards efforts to support future growth in our most important product offerings. Synergetics now holds more than 21 patents with approximately 26 additional patents pending. In addition, our investments in our domestic and international distribution networks are beginning to pay off. Our organic selling, general and administrative costs rose 38.3 percent to $3.6 million, however, our percentage of selling, general and administrative costs to sales decreased from 45 percent to 43 percent as sales rose quicker than these expenses. Overall, we are pleased to report strong gross profit numbers and a gross margin of 65 percent for the quarter.”
     Mr. Scheller further commented, “The merger of Synergetics and Valley Forge has provided several opportunities that we are currently exploring. We continue to develop our OEM relationships with Codman and Stryker, while building our neurosurgical product line. We anticipate significant growth in our neurosurgical business on the strength of the new Malis® Advantage™, expected growth in U.S. and international market share for our Sonopet Omni® ultrasonic aspirators, and the royalty income generated from the licensing of the Malis® trademark.”
Net Sales
     The following table presents net sales by segment (dollars in thousands):

	Quarter Ended April
	2006	2005	% Increase
Synergetics:
Ophthalmic	$5,959	$4,663	27.8%
Neurosurgery	1,851	1,087	70.3%
Valley Forge	2,640	—	N/M

	$10,450	$5,750	81.7%

For 2006, this information is for the quarter ended April 30, and for 2005, the quarter ended April 29. N/M — Not meaningful.
     Ophthalmic sales growth was led by continued growth in sales of Synergetics’ core technology areas of instruments and illumination. When comparing neurosurgery net sales of Synergetics during the third fiscal quarter of 2006 to the third fiscal quarter of 2005, 2006 sales are 70.3 percent greater than 2005 sales, primarily attributable to the sales in the core technology area of power ultrasonic aspirators and related disposables. We expect that sales of products in these core technologies will have a positive impact on net sales for the remainder of fiscal 2006. In addition, we anticipate that the positive effects of the Malis® AdvantageTM may begin to be reflected in operations in the fourth fiscal quarter of 2006.
     The following table presents national and international net sales (dollars in thousands):

	Quarter Ended April
	2006	2005	% Increase
United States — Synergetics	$5,604	$4,224	32.7%
United States — Valley Forge	2,640	—	N/M
International —Synergetics (including Canada)	2,206	1,526	44.6%

	$10,450	$5,750	81.7%

For 2006, this information is for the quarter ended April 30, and for 2005, the quarter ended April 29. N/M — Not meaningful.
     International sales growth was primarily attributable to the sales in the core technology areas of illumination and power ultrasonic aspirators and related disposables. The Omni® power ultrasonic aspirator received the CE mark during the second quarter thus allowing the Company to begin selling these medical devices internationally. In addition, we anticipate that the positive effects of the Malis® AdvantageTM and the addition of its CE mark may begin to be reflected in operations in the fourth fiscal quarter of 2006.

Gross Profit
     Gross profit as a percentage of net sales was 65.4 percent in the third quarter of fiscal 2006 compared to 61.4 percent for the same period in fiscal 2005. Gross profit as a percentage of net sales from the third quarter of fiscal 2005 to the third quarter of fiscal 2006 increased approximately four percentage points, primarily due to royalty payments received from Codman during the third quarter of fiscal 2006 which were not required during the third quarter of fiscal 2005.
Operating Expenses
     Research and development (“R&D”) as a percentage of net sales was 4.3 percent and 3.6 percent for the third quarter of fiscal 2006 and 2005, respectively. R&D costs increased to $444,206 in the third quarter of fiscal 2006 from $209,510 in the same period in fiscal 2005, reflecting not only an increase in spending on active projects focused on areas of strategic significance, but also approximately $160,000 in R&D for the former Valley Forge. Synergetics’ pipeline included approximately 42 active, major projects in various stages of completion as of April 30, 2006. The Company has strategically targeted R&D spending as a percentage of net sales to be consistent with what management believes to be an average range for the industry. The Company expects over the next few years to invest in R&D at a rate ranging from approximately 4.0 percent to 6.0 percent of net sales.
     Selling, general and administrative expenses (“SG&A”) increased by $1,860,252 to $4,469,253 during the third quarter of fiscal 2006 as compared to $2,609,001 during the third quarter of fiscal 2005. However, the percentage of SG&A to net sales decreased from 45.4 percent for the third quarter of fiscal 2005 to 42.8 percent for the third quarter of fiscal 2006 as sales rose more quickly than SG&A expenditures. Selling expenses, which consist of salaries and commissions, the largest component of SG&A, increased approximately $624,000 to $2.4 million, or 22.8 percent of net sales, for the third quarter of fiscal 2006, compared to $1.8 million, or 30.6 percent of net sales, for the third quarter of fiscal 2005. The increase was also impacted by approximately $860,000 of SG&A for the former Valley Forge. General and administrative headcount increased approximately 40.0 percent from April 29, 2005, which resulted in an increase in other costs of approximately $210,000 in the third quarter of fiscal 2006, as compared to the third quarter of fiscal 2005. In addition to the internal costs associated with the Company’s Sarbanes-Oxley compliance efforts, the Company also recorded approximately $150,000 in external consulting expense. The Company expects to realize synergies from the Valley Forge/Synergetics merger over the next 15 months, which may be partially offset by ongoing expenses related to the integration of the two companies.
Other Expense
     Other expenses for the third quarter of fiscal 2006 increased 120.1 percent to $191,416 from $86,952 for the third quarter of fiscal 2005. The increase was due primarily to increased interest expense on the note payable to the estate of Dr. Malis and increased borrowings of the working capital line due to working capital needs during the quarter. In addition, the Company wrote-off approximately $32,000 associated with the wind-up of Synergetics Laser, LLC.
Operating Income, Income Taxes and Net Income
     Operating income for the third quarter of fiscal 2006 increased 170.7 percent to $1.9 million from $710,902 in the comparable 2005 fiscal period. The increase in operating income was primarily the result of approximately $984,300 in operating income contributed from the Valley Forge merger and other factors discussed above.
     Synergetics’ effective tax rate was 35.3 percent for the third fiscal quarter of 2006 as compared to 37.9 percent for the third fiscal quarter of 2005. The decrease was due primarily to research and experimentation credit expectations for the fiscal year ending July 31, 2006.
     Net income increased by $733,839 to $1,121,116; or 189.5% from $387,277 for the third quarter of fiscal 2006, as compared to the same 2005 period. The growth in net income was primarily the result of approximately $573,100 in net income contributed from the Valley Forge merger. Basic and diluted earnings per share for the third quarter of fiscal 2006 decreased to $0.05 from $0.11 for the third quarter of fiscal 2005. The decrease in earnings per share was the result of issuing 15,960,648 shares in the merger of Synergetics and Valley Forge. These shares were counted as outstanding for the full 63 business days during the third fiscal quarter of 2006. Basic weighted-average shares outstanding increased from 3,412,996 to 24,090,511.
About Synergetics USA, Inc.
     Synergetics USA, Inc. resulted from the September 2005 combination of Valley Forge Scientific Corp. and Synergetics, Inc., bringing together their respective unique capabilities in bipolar electrosurgical generators and design, manufacture and marketing of microsurgical hand instruments. Synergetics USA, Inc. designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWaveTM technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. Synergetics sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.
Financial Highlights

	For the Third Fiscal Quarter Ended		For the Nine Months Ended
	April 2006	April 2005	April 2006*	April 2005
Net Sales	$10,449,516	$5,750,074	$27,465,084	$16,071,643
Gross Profit	6,837,864	3,529,413	17,811,314	10,175,784

Selling, general and administrative expenses	4,469,253	2,609,001	12,531,915	7,545,766
Research and development expenses	444,206	209,510	1,138,353	570,697

Operating income	1,924,405	710,902	4,141,046	2,059,321
Other income (expense)	(191,416)	(86,952)	(371,628)	(191,786)
Provision for income taxes	511,873	236,673	1,304,229	685,437

Net income	$1,121,116	$387,277	$2,465,159	$1,182,098

Earnings per share:
Basic	$0.05	$0.11	$0.13	$0.35

Diluted	$0.05	$0.11	$0.13	$0.35

*	The financial results of Valley Forge and the shares issued in the reverse merger have only been included from the day following the date of the consummation of the merger through April 30, 2006.
Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Measurements
     The Non-GAAP financial comparisons utilized above are the combined sales for Synergetics Missouri and Valley Forge for the three and nine month periods ended April 29, 2005 and the measurement of earnings per share for Synergetics Missouri utilizing the 4.59 conversion ratio agreed to in the merger agreement for the three and nine month periods ended April 29, 2005. Management believes these measurements give a more accurate comparison of how the Company is performing versus the comparison to Synergetics Missouri as a private company. The following is a reconciliation between the GAAP measures and the Non-GAAP measures:

	Quarter Ended	Nine Months Ended
Net Sales:
Period Ended April 29, 2005:
Synergetics Missouri	$5,750,074	$16,071,643
Valley Forge (quarter and nine month period ended March 31, 2005)	1,816,029	4,378,215
Combined	$7,566,103	$20,449,858
Period Ended April 30, 2006:
Synergetics	$10,449,516	$27,465,084
Percentage increase (2006 vs. 2005)	38.1%	34.3%
Net income and share information
For the period ended April 29, 2005:
Net Income	$387,277	$1,182,098
Basic Shares Outstanding	3,412,996	3,412,973
Conversion Ratio	4.59	4.59

	15,665,652	15,665,546
Basic Earnings Per Share	$0.02	$0.08

Diluted Shares Outstanding	3,425,677	3,425,654
Conversion Ratio	4.59	4.59

	15,723,857	15,723,752
Diluted Earnings Per Share	$0.02	$0.08

Forward-Looking Statements
     Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to: the effects of local and national economic, credit and capital market conditions on the economy in general, and on the medical device industry in particular, and the effects of foreign exchange rates and interest rates; the ability to timely and cost-effectively integrate the operations of Synergetics, Inc., now a wholly owned subsidiary of the Company, with the historical business of Valley Forge Scientific Corp.; the ability to realize the synergies and other perceived advantages resulting from our recently completed merger; the ability to attract new strategic partners for the distribution of our products and to maintain our relationships with existing distribution strategic partners; the ability to identify new product offering opportunities, which may include partnering with original equipment manufacturers (OEM) and to bring effectively such products to market and/or maintain our relationships with our existing OEM partners; the ability to attract and retain key personnel; the ability to meet all existing and new U.S. FDA requirements and comparable non-U.S. medical device regulations in jurisdictions in which the Company conducts its business; the ability of Synergetics to successfully execute its business strategies; the extent and timing of market acceptance of new products or product indications; the ability of Synergetics to procure, maintain, enforce and defend its patents and proprietary know how; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; the ability of Synergetics to continue to increase customer loyalty; the ability to recoup costs of capital investments through higher revenues; the effects of environmental and structural building conditions related to the Company’s properties; acts of war or terrorism incidents; the effects of operating and market competition; and other important factors disclosed previously and from time to time in Synergetics’ filings with the SEC. Synergetics undertakes no obligation to update these forward-looking statements.